ARTICLE 4

It is certified that:

The total number of shares of all classes of stock, which the corporation shall have authority to issue, is 15 Billion (15,000,000,000) consisting of three classes of capital stock:

a) Fourteen billion, nine hundred and ninety one million (14,991,000,000) shares of class A Common Stock, par value $0.0001 per share (the "Class A Shares");

b) Four Million (4,000,000) shares of class B Common Stock, par value $0.01 per share (the "Class B Shares"); and

c) Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares")

PROVISION GRANTING BOARD STOCK REDUCTION POWERS

The Board of Directors of the Corporation is authorized to reduce the number of issued and outstanding shares of any class or series or stock without reducing the number of authorized shares of the class without prior shareholder approval.

PROVISION GRANTING BOARD STOCK DESIGNATION POWERS

The board of directors of the corporation is authorized to designate common or preferred shares as being of one or more classes and as being of one or more series within any class or classes, to establish from time to time the number of shares issued and authorized to be included in each class or series, to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof, to cause the corporation to file a certificate of designation in connection with such class or series, and to issue such shares.

The authority of the board of directors of the corporation with respect to each class or series shall include, but not be limited to, determination of the following:

(a) The distinctive designation of the class or series and the number of issued or authorized shares constituting that class or series, which number of any theretofore established class or series, no shares of which have been issued, may from time to time be increased or decreased to a number not less than the number of shares then outstanding;

(b) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

(c) Whether that class or series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of shares of the corporation, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(d) Whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether shares which have been redeemed may be reissued or must be cancelled;

(e) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that class or series, and whether, and if so the extent to which, shares of the class or series may participate with the common shares or with any other class or series in any dissolution of the corporation or distribution of assets of the corporation in excess of the preferential amount fixed for shares of the class or series;

(g) The extent of the voting powers, if any, including shares entitled to more than one vote per share, of the shares of the class or series;

(h) Whether, and if so the extent to which, shares of the class or series may participate with the common shares of the corporation or with any other class or series in any dividends in excess of the preferential dividend fixed for shares of the class or series; and

(i) Any other relative rights, preferences and limitations of that series.

(j) Dividends on outstanding shares of preferred shares shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares of the corporation with respect to the same dividend period.